Exhibit 99.1

ONITY GROUP PROVIDES UPDATE ON REVERSE TRANSACTION AND ANNOUNCES SHARE REPURCHASE PROGRAM

Receives regulatory approval for transaction with Finance of America Reverse

Initiates share repurchase program for up to $20 million

West Palm Beach, FL – (June 2, 2026) – Onity Group Inc. (NYSE: ONIT) (“Onity” or the “Company”) today announced two important updates regarding its previously announced reverse mortgage transaction and capital allocation plans.

Finance of America Reverse Transaction

On May 28, 2026, Onity received regulatory approval for the sale of the Company’s reverse mortgage servicing portfolio and certain reverse originations assets to Finance of America Reverse LLC (“FAR”).

As previously disclosed, and after revising the transaction based on discussions with Ginnie Mae, Onity has agreed to sell reverse mortgage servicing rights (“MSRs”) comprised of approximately 20,000 Ginnie Mae home equity conversion mortgage loans with an unpaid principal balance of $5.1 billion as of March 31, 2026. Onity will become the subservicer for the reverse MSRs sold to FAR under a three-year subservicing agreement.

Upon closing, FAR also will acquire Onity’s pipeline of reverse mortgage loans as of the transaction closing date and the Company will discontinue originating reverse mortgage loans.

The net proceeds from the transaction are expected to be $70 to $80 million, based on book value of the assets as of April 30, 2026.

Glen A. Messina, Onity Group Chair, President and CEO, said “We are pleased to have received regulatory approval for this transaction, an important step toward repositioning our participation in the reverse mortgage market. This strategic transaction will establish a significant subservicing relationship with FAR, a reverse market leader, help simplify our business, and enable increased focus on more substantial growth and earnings opportunities.”

The transaction remains subject to customary closing conditions. The Company will provide an update on the anticipated closing date at a later time.

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Share Repurchase Program

On June 1, 2026, Onity’s Board of Directors authorized a share repurchase program for an aggregate amount of up to $20 million of the Company’s issued and outstanding shares of common stock. Under the program, Onity is authorized to repurchase shares through open market purchases. The timing and execution of any share repurchases are subject to market conditions, among other factors, and the Company may modify, discontinue or suspend the repurchase program at any time. Unless Onity amends the share repurchase program or repurchases the full $20 million amount by an earlier date, the share repurchase program will continue through June 2027. No assurances can be given as to the amount of shares, if any, that the Company may repurchase in any given period.

Messina commented, “Our share repurchase program reflects our intent to deploy capital in a disciplined and strategic manner with the goal of delivering meaningful returns to our shareholders. We believe this initiative will enhance long-term shareholder value and underscore our confidence in Onity’s future.”

About Onity Group

Onity Group Inc. (NYSE: ONIT) is a leading non-bank financial services company delivering mortgage servicing and originations solutions through Onity Mortgage Corporation. As one of the largest mortgage servicers in the country, we help consumers and business clients achieve their homeownership and financial goals with a wide range of servicing and lending programs powered by a technology-enabled, customer-centric platform. Headquartered in West Palm Beach, Florida, with offices and operations in the United States, the U.S. Virgin Islands, India and the Philippines, we have been serving our customers since 1988. For additional information, please visit onitygroup.com or onitymortgage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by a reference to a future period or by the use of forward-looking terminology. Forward-looking statements are typically identified by words such as “expect”, “believe”, “foresee”, “anticipate”, “intend”, “estimate”, “goal”, “strategy”, “plan” “target” and “project” or conditional verbs such as “will”, “may”, “should”, “could” or “would” or the negative of these terms, although not all forward-looking statements contain these words, and includes statements in this press release regarding the closing of Onity’s transaction with FAR, the future of Onity’s relationship with FAR and participation in the reverse market, and the Company’s ability to increase focus on markets, products and services that support growth and earnings potential. In addition, these statements relate to Onity’s announced share repurchase program, the intent of Onity’s capital deployment activities, and the impact of the repurchase program on long-term shareholder value.

Forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. In the past, actual results have differed from those suggested by forward looking statements and this may happen again. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the ability of the parties to the FAR transaction to satisfy remaining closing conditions, the timeline for closing of the FAR transaction, and the amount of assets transferred at closing, the timing, duration, amount and price of share repurchases under the share repurchase program, the long-term impact of the share repurchases on Onity’s share price, changes in FAR’s business or financial condition, changes in market conditions, the industry in which we operate, and our business, the actions of governmental entities and regulators, developments in our litigation matters, and other risks and uncertainties detailed in our reports and filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2025 and any current report or quarterly report filed with the SEC since such date. Anyone wishing to understand Onity’s business should review our SEC filings. Our forward-looking statements speak only as of the date they are made and, we disclaim any obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise.

For Further Information Contact:

Investors:

Valerie Haertel, VP, Investor Relations

(561) 570-2969

shareholderrelations@onitygroup.com

Media:

Dico Akseraylian, SVP, Corporate Communications

(856) 917-0066

mediarelations@onitygroup.com

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